UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 8, 2009

HERBST GAMING, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-71044	88-0446145
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3440 West Russell Road, Las Vegas, NV  89118

(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 889-7695

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  Entry into a Material Definitive Agreement.

Herbst Gaming, Inc. (the “Company”) and certain of its subsidiaries (the “Subsidiary Guarantors”) are parties to a letter agreement (the “Lockup Agreement”), originally with (i) lenders (the “Consenting Lenders”) holding, in the aggregate, approximately 68% in amount of all of the outstanding claims under the Company’s Second Amended and Restated Credit Agreement, dated as of January 3, 2007, as amended; (ii) Messrs. Edward J. Herbst, Timothy P. Herbst and Troy D. Herbst, in their capacities as equity holders of the Company; and (iii) Terrible Herbst, Inc. and certain of its affiliates, in their capacities as parties to agreements with the Company and/or the Subsidiary Guarantors.  In the Lockup Agreement, the parties thereto agreed to support a restructuring of the Company and the Subsidiary Guarantors pursuant to a joint plan of reorganization under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), in accordance with the terms set forth in the Lockup Agreement.  Consistent with the Lockup Agreement, the Company and the Subsidiary Guarantors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Nevada, Northern Division.

As previously disclosed, on May 28, 2009, the Company and the requisite Consenting Lenders agreed to a waiver and modification of the Lockup Agreement as between the Company and the Consenting Lenders.  The waiver was documented and signed by the Company on June 8, 2009 and is filed as Exhibit 10.1 to this Report.

ITEM 9.01  Financial Statements and Exhibits.

(d) Exhibits

10.1  Letter agreement (Amendment and Waiver) dated as of May 28, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERBST GAMING, INC.

Date: June 9, 2009	By:	/s/ Mary E. Higgins
Mary E. Higgins
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Letter agreement (Amendment and Waiver) dated as of May 28, 2009.